Exhibit 10.1
FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT
     First amendment (the “Amendment”) to the employment agreement (the “Employment Agreement”), between Time Warner Cable Inc. and Landel Hobbs. This Amendment is effective as set forth below.
     The parties, intending to be legally bound, hereby agree that the Employment Agreement shall be amended as follows:
     Paragraph 7.2 is amended by adding the following at the end thereof:
     “However, notwithstanding the foregoing or any more restrictive provisions of any such plan or agreement, if you cease to be treated as an employee of the Company as a result of termination pursuant to Section 4.2, then, except if you shall otherwise qualify for retirement under the terms of the applicable stock option, restricted stock, restricted stock units (“RSUs”) or other agreement covering the granting of equity compensation, (i) all Time Warner Cable stock options granted to you that would have vested on or before the Severance Term Date (or the comparable date of any employment agreement that amends, replaces or supersedes this Agreement) shall vest and become immediately exercisable on the date you cease to be treated as an employee of the Company, and all vested options shall remain exercisable for a period of three years after the date you cease to be treated as an employee of the Company (but not beyond the term of such options), (ii) any unvested awards of Time Warner Cable restricted stock, RSUs or other equity-based award which would have vested on or before the Severance Term Date, shall vest immediately, (iii) any grants of long term cash compensation which would vest as of the Severance Term Date will vest immediately and be paid on the dates on which such long term cash compensation is ordinarily scheduled to be paid, and (iv) the Company shall not be permitted to determine that your employment was terminated for “unsatisfactory performance” within the meaning of any stock option, restricted stock, RSUs, or other equity compensation or long term compensation agreement between you and the Company. This provision is subject to any law which prohibits the treatment of equity grants or long term cash compensation grants provided herein. For purposes of determining whether any restricted stock, RSU or other equity based award or any long term cash compensation award would have vested on or before the Severance Term Date (as contemplated in clause (ii) or (iii) above), such restricted stock, RSU, other equity based award or any long term cash compensation award shall be deemed to vest pro rata over the applicable vesting period notwithstanding any inconsistent provisions in the plan or agreement under which it was granted.”
     The amendment described herein shall be effective immediately upon execution of this Amendment by both parties hereto.
     Except as amended hereby, the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed effective as of the dates set out herein.

TIME WARNER CABLE INC.
By:	/s/ Marc Lawrence-Apfelbaum
MARC LAWRENCE-APFELBAUM
EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL & SECRETARY

Date:	August 5, 2008

Agreed and Accepted:
LANDEL HOBBS
    /s/ Landel Hobbs
Date: August 5, 2008